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                                                          Exhibit (11)

                    FLORIDA ROCK INDUSTRIES, INC.
               COMPUTATION OF EARNINGS PER COMMON SHARE
                            (UNAUDITED)

                             THREE MONTHS ENDED        SIX MONTHS ENDED
                                 MARCH 31,                 MARCH 31,
                              2000        1999         2000       1999

Net income               $ 8,314,000   9,700,000   31,342,000 19,779,000

Common shares:

Weighted average shares
 outstanding during the
 period - used for basic
 earnings per share       18,513,879  18,843,828   18,633,741 18,852,829

Shares issuable under
 stock options which are
 potentially dilutive        375,312     380,416      370,798    368,438

Shares used for diluted
 earnings per share       18,889,191  19,224,244   19,004,539 19,221,267

Basic earnings per
 common share                   $.45         .51         1.68       1.05

Diluted earnings
 per common share               $.44         .50         1.65       1.03